Exhibit 10.2
(Rev. 12/02)
CONSULTANT AGREEMENT-COMMERCIAL
THIS AGREEMENT made and entered into as of the 25th day of February, 2011 , by and between Versar, Inc. (hereinafter called “Versar”), a Delaware corporation with principal offices at 6850 Versar Center, Springfield, Virginia, 22151 and Lawrence W. Sinnott (hereinafter called “Consultant”), of 12103 Harbor Dr., Woodbridge, VA 22192..
WHEREAS, Versar proposes to and/or performs work for itself as well as for various clients; and
WHEREAS, Versar desires to retain certain professional consulting services to assist in the preparation of such proposals and/or the performance of such work; and
WHEREAS, Consultant is by reason of knowledge, education, and/or experience, capable of performing and desires to perform such services for Versar:
NOW THEREFORE:
In consideration of the mutual promises contained herein, the parties hereto do mutually agree as follows:
ARTICLE I — SCOPE
The Consultant shall furnish his/her professional consulting services and advice to Versar to accomplish the Scope of Work attached as EXHIBIT A. EXHIBIT A is hereby incorporated into this Agreement by reference.
ARTICLE II — TERM
The term of this Agreement shall be from February 25, 2011 through July 1, 2011. The Agreement may be extended upon mutual agreement of the parties through a modification to the Agreement.
ARTICLE III — CONSIDERATION
1. As consideration for rendering services, Versar shall pay the Consultant at the rate of $120 per hour for time actually spent by the Consultant on work hereunder, with the authorization of and under the direction of an authorized representative of Versar.

2. The total amount available for payment under this Agreement is not to exceed $30,000. This ceiling will only be changed through a bilateral modification to this Agreement
3. In the event the Consultant is required to travel away from the Northern Virginia area in connection with work hereunder, at the request of or with the approval of Versar, then Versar shall pay transportation expenses and subsistence to the Consultant in accordance with the personnel and travel policies of Versar which are attached as EXHIBIT B and incorporated herein by reference.
4. Direct expenses will be paid at cost when proper backup is submitted with the invoice.
5. The Consultant is an independent contractor and is not an employee of Versar and thus shall not be subject to the provisions of Versar’s employee relations policy nor entitled to benefits thereunder. Any insurance desired by the Consultant must be provided by the Consultant without cost to Versar.
6. The Consultant shall be free at all times to arrange the time and manner of performance of the projects and assignments undertaken pursuant to this Agreement. The Consultant will not be expected to maintain a specific schedule of work hours, although the Consultant shall be responsible for meeting such deadlines, milestones, and meeting and conference schedules as are established by Versar and for completing projects in a timely fashion. The Consultant will perform the work in the manner in which he independently decides, provided, however, that the work product must meet the standard of quality established by Versar. The Consultant shall retain, use and supervise, at the Consultant’s own expense, such employees as the Consultant deems necessary to complete the projects and assignments provided in this Agreement, and the Consultant shall not rely on Versar employees for the performance of duties assigned to the Consultant under this Agreement or supervise Versar employees.
7. The Consultant agrees to use the Consultant’s own materials and equipment in connection with the performance of projects and assignments hereunder, except to the extent that the performance of such projects or assignments requires that the Consultant use Versar’s equipment and software. The Consultant shall supply his own place of work; provided,

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however, that the Consultant may, when necessary and upon mutual agreement of the parties, perform projects and assignments required under this Agreement at Versar’s office. The Consultant agrees that Versar’s software that he uses (a) is proprietary to Versar and will at all times remain the property of Versar, (b) may not be copied or removed from a Versar computer, (c) is used solely by permission of Versar, and (d) may not be used by the Consultant, directly or indirectly, except in the performance of services to Versar under this Agreement.
8. The Consultant shall comply with all applicable federal, state and local laws, rules and regulations, including, but not limited to, reporting of and payment of all federal, state, or local self-employment, income or other taxes, licensing fees, and any other taxes or assessments levied by any governmental authority, as well as for all other liabilities or payments related to the projects or assignments performed pursuant to this Agreement. The Consultant shall, at his expense, obtain any and all governmental licenses and approvals that may be required in connection with this Agreement.
9. As an independent contractor, the Consultant assumes full responsibility for paying all proper federal and state taxes, unemployment insurance taxes, and any other required taxes or business license fees as well as making any Social Security payments. The Consultant agrees to indemnify and hold Versar harmless from all such tax obligations as well as any penalties and interest related thereto. The Consultant further agrees to obtain all necessary insurance coverage.
ARTICLE IV — INVOICING
1. The Consultant may present an invoice to Versar for professional services at the end of each month during which Consultant performs work for Versar. Such invoice, submitted in triplicate, shall be in such manner and form and contain such information as may be requested by Versar. Each invoice shall contain a detailed or itemized description of the work performed and the time period covered, and indicate the name of the Versar Project Consultant is working on and the Manager for whom the services were provided. This statement shall contain sufficient information to enable the Versar Project Manager to identify the nature of the services performed. Invoices shall be sent to:

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Versar, INC.
P.O. Box 1549, 6850 Versar Center
Springfield, VA 22151
ATTENTION: Accounts Payable
2. A courtesy copy of the invoice shall be provided to the Versar Project Manager. Invoices shall be paid within 15 days after receipt of an acceptable invoice.
ARTICLE V — INTELLECTUAL PROPERTY
1. Consultant shall fully and promptly disclose to Versar and shall hold in trust for the benefit of Versar any and all intellectual property, discoveries or trade secrets which Consultant may solely or jointly conceive, design, develop, create or suggest or cause to be conceived, designed, developed or created during the term of this Agreement and for a period of three (3) months thereafter which relates, directly or indirectly, to the Scope of the Work provided for in the Agreement. For the purpose of this Agreement, the term “intellectual property” shall include, without limitation, any ideas, concepts, materials, computer programs (whether written or machine-readable), designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law that solely arise from the Scope of Work performed by Consultant..
2. All right, title and interest in and to the intellectual property, discoveries and trade secrets referred to above shall be the sole and absolute property of Versar. Consultant shall and hereby does assign to Versar (or its assigns) any and all right, title and interest of Consultant in and to the intellectual property, discoveries and trade secrets referred to above, including without limitation the right to make any modifications, adjustments or additions thereto (Consultant hereby expressly waiving any droit moral or similar rights to object to any such changes), the right to make and distribute derivative works thereof and the right to all claims for past infringements thereof.
ARTICLE VI — COPYRIGHTS
1. Consultant shall not include in Data delivered to Versar or incorporated into the work furnished under this Agreement, without the written approval of Versar, any matter which is or will be copyrighted by himself/herself or others unless he/she provides Versar with the written permission of the copyright owner for Versar to use such copyrighted matter in the manner provided above.

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2. The Consultant shall report to Versar promptly, each notice or claim of copyright infringement received by him with respect to any Data delivered under this Agreement.
ARTICLE VII — DATA RIGHTS 1. Consultant agrees that all data prepared or produced in connection with the performance of services, including, but not limited to, any computer programs, databases, reports, sketches, formulas, designs, analyses, graphs, drawings, memoranda, videotapes, music compositions, notes, and notebooks (“Works”), shall be deemed works made for hire, and that all rights, title, and interest in and to such Works shall vest immediately in Versar upon creation of such Works. In the event that it should be determined by law that any Work is or was not a work made for hire, then Consultant hereby assigns all rights, title, and interest in and to such Work to Versar, including, but not limited to, copyrights, trade secret rights, patent rights, and any other rights, anywhere in the world, now existing or hereafter created and pertaining to such Work, and Consultant agrees to execute any and all documents as may be required to accomplish this result.
2. Consultant agrees that all Works prepared or produced in the performance of services shall be the sole property of Versar, that Consultant shall not disclose such Works to anyone outside of Versar, and that Consultant shall mark such Works “Versar Proprietary Confidential”.
3. Upon termination of this Agreement, regardless of reason, Consultant agrees to promptly deliver to a proper Versar representative all Works prepared by Consultant under this Agreement up to and including the date of termination, as well as all data, documents, and any other records and materials which relate to the business activities of Versar, and all other equipment, materials and badges which are the property of Versar.

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ARTICLE VIII — COVENANT AGAINST CONTINGENT FEES
The Consultant warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon any agreement or understanding for a commission, percentage, brokerage, or contingent fee. For breach or violation of this warranty, Versar shall have the right to annul this Agreement without liability, or in its discretion to deduct from the consideration, the full amount of such commission, percentage, brokerage, or contingent fees.
ARTICLE IX — PATENTS
Consultant agrees to and does hereby grant to Versar or Versar’s client full right, title and interest throughout the world to all inventions, improvements or discoveries conceived or made in the performance of work or services under this Agreement and execute all documents (including assignments in form specified by Versar), furnish all information, and do all things necessary to facilitate the consideration of, and the filing and prosecution of, applications for patents throughout the world, without additional compensation from but at the expense of Versar.
ARTICLE X — PROPRIETARY DATA
Consultant shall not use or duplicate any proprietary information, including trade secrets, belonging to or supplied by Versar except in the performance of work for Versar or at the direction of Versar. Consultant further agrees that he/she will not, without first obtaining the written consent of Versar, either during or after the termination of this Agreement, divulge to others for any reason, any proprietary information or trade secrets belonging to or supplied by Versar relating to processes, formulas, designs, products, manufacturing methods, techniques, or any business in which Versar or its client is or may be concerned. “Proprietary information” as used herein includes, but is not limited to, information developed during and discoveries and contributions made by Consultant in the performance of this Agreement.
ARTICLE XI — CONFIDENTIALITY
1. Consultant shall not disclose information concerning work under this Agreement to any third party unless such disclosure is necessary for the performance under this Agreement. No news release, public announcement, denial, or confirmation of any part of the subject matter of this Agreement, or any phase of the work, or any of Consultant’s findings and conclusions shall be made without the prior written consent of Versar, except as required by law. The Consultant shall be required to adhere to this clause for a period of five years after completion of work performed under this Agreement.

2. Consultant shall keep confidential any information disclosed to Consultant by Versar during Consultant’s work under this Agreement except as required by law. This obligation shall not apply to information: (1) known to Consultant before disclosure by Versar; (2) obtained by Consultant from third parties having the legal right to disclose it; or (3) which is within the public domain.
ARTICLE XII — DISPUTES
1. The exclusive forum for adjudicating any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof that the parties are not able to settle through negotiation shall be in a court of competent jurisdiction in the Commonwealth of Virginia.
2. This Agreement shall be construed by and under the laws fo the Commonwealth of Virginia without regards to any conflict of law provisions.
ARTICLE XIII — CONFLICTS OF INTEREST
Consultant knows of no conflict of interest with the activities to be performed under this Agreement and Consultant’s other activities, but shall advise Versar if such a conflict arises in the future. Consultant shall avoid circumstances and actions that would reasonably place it in a position of divided loyalty with respect to its obligations under this Agreement.
ARTICLE XIV — ANTI KICKBACK ENFORCEMENT ACT
This Agreement is subject to the Anti-Kickback Enforcement Act of 1986 (41 USC 51-58) (the Act) and Versar Procurement Policy No. P-037 which prohibits offering or receiving, a payment, gratuity, or kickback for obtaining or rewarding favorable treatment with respect to the terms, conditions, price, performance, or award of a contract or task order.

ARTICLE XV — MODIFICATIONS
This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded. No modification of this Agreement shall be binding upon the parties hereto, unless such is in writing and duly signed by the respective parties hereto.
ARTICLE XVI — AGREEMENT FOR SIMILAR SERVICES
Consultant represents that he/she does not currently have in effect an Agreement with Versar for similar services.
ARTICLE XVII — TERMINATION
This Agreement may be terminated by Versar at any time, with or without cause. Such termination shall be effective upon receipt by the Consultant of written notice of termination. If terminated for Versar’s convenience, Versar will pay to the Consultant all costs incurred to the date of termination. If Consultant obtains full time employment, he shall be able to terminate this Agreement upon 30 days written notice to Versar.
ARTICLE XVIII — STANDARD OF CARE
Consultant agrees to perform in accordance with the degree of care and skill normally exercised by members of the profession, performing similar work under similar conditions. Consultant agrees to reperform services at his/her own expense if it is determined that the services are not in accordance with this standard of care.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VERSAR, INC.		CONSULTANT-LAWRENCE W. SINNOTT

By	/s/ Brenda A. Chube	By	/s/ Lawrence W. Sinnott

Date 2-25-2011		Date 2/24/11
Tax I. D.or SS No.

EXHIBIT A
SCOPE OF WORK
Consultant shall provide Versar with financial consulting services, according to EXHIBIT C, Work Assignment Authorization, as required by Versar. Specific Work Assignments will be issued in writing by an authorized representative of Versar.
If the consent of Versar’s Client is required before the Consultant can start work under a contract, then Versar will obtain the Client’s consent to use the Consultant prior to issuing the Work Assignment. If the consent of Versar’s Client is not required before the Consultant can start work under a contract, then the Consultant may begin work upon receipt of the Work Assignment.
Should the Consultant choose not to accept a Work Assignment, then immediately upon receipt of the Work Assignment, Consultant shall verbally notify the Versar representative of his decline of the Work Assignment. Within 5 days after receipt of the Work Assignment, the Consultant shall provide Versar’s Procurement Division with written notification that the Work Assignment has been declined.

EXHIBIT C
WORK ASSIGNMENT AUTHORIZATION

WORK ASSIGNMENT #:

TITLE:

CONSULTANT NAME:

VERSAR JOB NUMBER:

AUTHORIZED HOURS:

NOT-TO-EXCEED $:

PERIOD OF PERFORMANCE:

WORK SCOPE
APPROVAL BY VERSAR, INC.

BY:

NAME:

TITLE:	Project Manager
DATE:

DISTRIBUTION:
Consultant
Versar Project Manager
Versar Procurement Division

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